Exhibit 5.1

KARLEN & STOLZAR, LLP

WHITE PLAINS PLAZA

445 HAMILTON AVENUE, SUITE 1102

WHITE PLAINS, NY 10601

TEL (914) 949-4600

FAX (914) 931-7006

May 10, 2013

Galenfeha, Inc.

2705 Brown Trail, Suite 100

Bedford, Texas 76021

1-800-280-2404

Re: Galenfeha, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as special counsel for Galenfeha, Inc., a Nevada corporation (the "Company"),  in connection  with the preparation of the registration statement on Form S-1 (the "Registration  Statement") to be filed with the Securities and Exchange Commission  (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of 8,000,000 shares held by the selling shareholders described in the Registration Statement.

In  rendering  the  opinion  set  forth  below,  I  limited  the scope  of  my  view  to  the  following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's  Articles of Incorporation; (c) the Company's  By laws; (d) certain records of the Company's  corporate proceedings as ret1ected in its  minute  books;  and (e) such statutes,  records  and other documents  as we  have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof, and I have made no independent verification  of the factual  matters as set forth in such documents  or certificates.  In addition, I have made other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the 8,000,000 shares of common stock to be sold by the selling shareholders are validly issued, fully paid and non-assessable.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws. I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

We consent to the inclusion of our opinion as an exhibit to the Registration Statement described above.

Very truly yours,

/s/ Michael Stolzar

Michael Stolzar

For Karlen & Stolzar, LLP